Exhibit 10.1

TOMI Environmental Solutions Enters into a Joint Venture Agreement with Zera Investments PTE. LTD.

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--February 7, 2011--TOMI Environmental Solutions, Inc. (“TOMI”) (OTCBB:TOMZ), a global green leader in infectious disease control and surface and air remediation, announced today a joint venture agreement with Zera Investments PTE. LTD (“Zera Investments”), a Singapore private investment company.

Zera Investments is an investment holding company whose directors have expertise and background in the indoor environmental field. Zera Investments has the ability to assist TOMI with its capital raising activities and can distribute TOMI products to key members of the environmental industry in the Asian-Pacific Rim (Zera Investments also possesses the background and expertise in the indoor environmental field to assist TOMI with future sales).

Discussing the benefits of this joint venture agreement, Dr. Halden Shane, TOMI’s Chief Executive Officer, stated, “I have just returned from the Asian–Pacific Rim and I am extremely impressed with their concerns over the control of Infectious Disease and their desire to live, work and play in clean indoor environments. After making several presentations to government and private sector industries, TOMI expects to benefit from this activity and has already received orders for its exclusive suite of products. TOMI could not have found a better partner than Zera Investments for the Singapore and Asian-Pacific markets. Singapore is a world leader in understanding the global indoor contamination risk and being at the forefront of mitigating that risk.”

Zera Investment’s three Directors are key to the success of TOMI’s Singapore-based strategy and are as follows:

Mr. Wee Ah Kee, a Director with over 20 years experience in the investment banking industry and a long history of building listed companies in the Asian-Pacific Region. Mr. Kee states, “I am very impressed with the products that TOMI has and, as reported, have taken a major position in owning its stock. I also feel that the reception among the environmental field experts during Dr. Shane’s visit has been extremely encouraging.” Mr. Wee has also been appointed as a Director and Board member of TOMI-Singapore.

Andrew Leong is the former head of the Counter-Hacking Unit in Singapore’s Internal Security Department (the “ISD”). He began his career with the ISD as a systems engineer and quickly rose to become the head of the Counter-Hacking Unit. Mr. Leong, a Director of the Singapore subsidiary of TOMI-Singapore, states, “I have never been so confident and excited about the success of a technology like TOMI’s since 2005, when the project I was working on (a biometric (facial and fingerprint) automated travel and immigration solution for Singapore Airlines (SIA), the Civil Aviation Authority of Singapore (CAAS) and Immigration and Checkpoints Authority (ICA)) won international recognition from the Harvard Business Review and was the 'Breakthrough Idea for 2005.'”

Michael Lim Tiong Hoe has also been appointed on the Board of TOMI Environmental Solutions-Singapore PTE. LTD. Mr. Lim brings years of experience in the Environmental and Cleaning Industry and has been a Founding Board Member of the Centre for Cleaning Technology, President of the Environmental Management Association of Singapore, Chairman for the Cleaning Skills Standards Committee and was instrumental in setting the Performance Standards for Commercial Premises and Public Residential Estates in Singapore. He was also a member of the Singapore Government’s Economic Review Sub-Committee for Environmental Services and Domestic 21 Committee. Mr. Lim states that “the air remediation industry in Singapore and across Asia is not well developed. The technology and methodology seen in TOMI’s products and protocols will set new benchmarks for these markets. The need for better indoor air quality is seen across a wide spectrum of residential and commercial premises including hospitals, nursing homes, hotels, entertainment centers and also in residential homes. TOMI’s products will raise the standards in these countries, allowing everyone to enjoy better living in a cleaner indoor environment.”

About Zera Investments PTE. LTD.

Zera Investments PTE. LTD. is a Singapore Private Investment company with the ability to assist TOMI with its capital raising activities and to introduce TOMI to key members of the environmental industry in the Asian-Pacific Rim. Zera Investments also possesses the background and expertise in the indoor environmental field to assist TOMI with future sales.

About TOMI Environmental Solutions, Inc.

TOMI Environmental Solutions, Inc. (OTCBB:TOMZ) is a leading provider of environmental services that are using UV ozone, activated hydrogen peroxide and UVGI-Filtration to achieve a safe and healthy indoor environment. TOMI’s equipment will treat issues that involve infectious disease control. Compared to other existing methods of air remediation and purification, TOMI’s systems produce by-product-free ozone and activated hydrogen peroxide mist with a high degree of safety and industry expertise. The Company offers its non-ozone producing UV germicidal accessories, the "Terminator," that can be permanently installed to maintain clean indoor air. For more product information, visit www.tomiesinc.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT:
TOMI Environmental Solutions, Inc.
Dr. Halden Shane, Chairman of the Board & CEO
310-275-2255
or
Syndicated Capital, Inc.
Faith Lee, President
310-255-4482